EXHIBIT 99.1

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE:                               CONTACT:

Titanium Metals Corporation                          J. Thomas Montgomery, Jr.
1999 Broadway, Suite 4300                            Vice President - Finance
Denver, Colorado  80202                              (303) 296-5617

                     TIMET EXPECTS RESULTS TO WEAKEN FURTHER

     DENVER, COLORADO . . . December 22, 1999 . . . Titanium Metals Corporation ("TIMET") (NYSE: TIE) announced today that it estimates sales for the fourth quarter of 1999 will approximate $95 million to $100 million, the lowest quarterly sales amount in four years. Customers continue to postpone or cancel orders, and new demand remains weak. The decline in volume, coupled with continuing production cost variances in TIMET's North American Operations, is expected to result in fourth quarter losses (before special charges discussed below) of $.30 to $.35 per share compared to the third quarter loss of $.24 per share.

     In addition, TIMET expects to record pretax charges of approximately $11 million to $13 million related to workforce and facilities rationalization, asset dispositions and impairments, and additional slow-moving inventory provisions. The workforce reductions represent 6% of third quarter worldwide employment levels, and are expected to be completed by early 2000.

     As previously reported, results for 2000 are heavily dependent upon volume under long-term agreements with aerospace customers, particularly Boeing. As of today, TIMET does not have a significant amount of Boeing orders for next year. While the Company is continuing to work with Boeing to determine volumes for 2000, Boeing has recently indicated to the Company that due to Boeing's current inventory reduction efforts Boeing does not presently foresee a need for meaningful volumes of titanium products under its long-term agreement with TIMET for 2000 or 2001. Boeing has also indicated to the Company that it intends to seek relief from its obligations under its contracts with TIMET and other titanium suppliers. The Company is presently evaluating its options in light of this information from Boeing. The Company may be required to take additional rationalization actions that would result in further charges in the first quarter of 2000.

     TIMET is continuing to negotiate the terms of a new three-year, $125 million, U.S. asset-based credit agreement and for an increase in its U.K. credit line. The Company believes these proposed new facilities, currently expected to be finalized in February 2000, will provide the Company with the liquidity it needs during the current difficult market and operating environment.

     The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as "believes," "intends," "may," "will," "should," "anticipates" or comparable terminology or by discussions of strategy. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot assure that these expectations will prove to be correct. Such statements involve risks and uncertainties, including, but not limited to, the cyclicality of the commercial aerospace industry, the performance of Boeing and other aerospace manufacturers under their long-term purchase agreements with the Company, global economic conditions, global productive capacity, changes in product pricing, "Year 2000" issues, and other risks and uncertainties included in the Company's filings with the Securities and Exchange Commission. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company assumes no duty to update any forward-looking statements.

     TIMET, headquartered in Denver, Colorado, is a leading worldwide integrated producer of titanium metal products.